Exhibit 99

FOR IMMEDIATE RELEASE

ARTISANAL PREMIUM CHEESE ANNOUNCES First Quarter FISCAL 2010 RESULTS

-    Adds New Board Member
-  Receives Funding for Retail Expansion

New York, New York – October 16, 2009 – American Home Food Products (OTCBB:AHFP), currently doing business as Artisanal Premium Cheese, today announced results for its fiscal first quarter ended August 31, 2009.

For the three month period ended August 31, 2009, the Company reported revenues of $908,514 and an operating loss of $665,126.  The Company also reported the funding of a working capital loan from shareholders to continue its expansion into the retail sector.  Separately, the Company announced that Charles A. Knott, Jr. was nominated to its board of directors.

Daniel W. Dowe, President and Chief Executive Officer of Artisanal commented, “In our fiscal quarter ended August 31, 2009 we experienced a revenue decrease from the prior year.  This drop off was directly related to the challenging economic environment that particularly impacted our core business, servicing the most elite restaurants, hotels, casinos and caterers in the country.  We have seen a pick-up in this business in September and October, and we have also increased the number of specialty retail stores that now stock Artisanal Premium Cheeses.  In November we will begin supplying stores operated by the three retail chains that have agreed to stock our brand. Additionally, in November, Costco will begin weekly road shows featuring Artisanal Premium Cheeses in select stores. Artisanal’s presence at retail outlets in the Tri-State New York territory will increase the brand’s visibility and help us reach our goal to have our products available in 100 upscale supermarket locations and up to 100 specialty stores by December.

Mr. Dowe continued, “We are fortunate to have Charles A. Knott, Jr. join our board.  Charlie’s 34 years of experience in asset management and investment in private and public companies will bring a valuable new perspective to our Company as we embark on the retail growth strategy that will enable us to operate on a much larger level.  Charlie supported our acquisition of Artisanal and participated in helping us obtain the working capital loan we secured this summer to help us achieve our goals.  His support of our plan to make Artisanal Premium Cheese a national brand has been unwavering as we work through this difficult economy to realize our ultimate expansion goals in the retail sector.”

About Artisanal Premium Cheese
In August 2007 American Home Food Products, Inc. acquired 100% of the ownership interests in Artisanal Premium Cheese.  The Company operates in the specialty cheese market in the United States. The company markets and distributes a line of specialty, artisanal and farmstead cheese products, as well as other related specialty food products under its own brand to food wholesalers and retailers, as well as directly to consumers through its catalogue and Web site, artisanalcheese.com. American Home Food Products, Inc. is based in New York, New York.

Safe Harbor Statement:
Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the Securities and Exchange Commission.

Investor Contact	Company Contact
John Nesbett/Jennifer Belodeau	Daniel W. Dowe
Institutional Marketing Services	Artisanal Premium Cheese
203/972-9200	212/871-3139
jnesbett@institutionalms.com	ddowe@artisanalcheese.com